Exhibit 99.1

INmune Bio Invited to Speak on Company’s Advancements in Cancer Treatments at the Targeting Innate Immunity Congress and MarketsandMarkets Next Gen Immuno-Oncology Congress

La Jolla, CA., Sept. 16, 2019 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB), an immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today announced that RJ Tesi, M.D., Co-Founder and CEO, and Mark Lowdell, Ph.D., Co-Founder and Chief Scientific Officer, will present at the first ever Targeting Innate Immunity Congress, taking place in the biotech hub of Cambridge, Mass. from Sept. 23 through 25.

The conference is an opportunity for INmune Bio to showcase its two leading innate compounds in the hopes of improving the treatment of cancer to industry leaders, experts, academic researchers and clinicians in the field of innate immunity. In addition to presenting at the conference, Dr. Tesi and Dr. Lowdell will be instructing a course on the role of the tumor microenvironment (TME) in immunosuppression.

“This panel will bring together other experts from industry and academia to explore the role of the innate immune system in the TME and in cancer drug development,” said Dr. Tesi.

In addition to speaking at the Targeting Innate Immunity Congress this month, Dr. Tesi will also take part in a speaking engagement at the second annual MarketsandMarkets Next Gen Immuno-Oncology Congress on Sept. 19 in Philadelphia.

Below is a schedule of upcoming presentations:

MarketsandMarkets Next Gen Immuno-Oncology Congress
Thursday, September 19 at 11:40 a.m.
“Reversing Trastuzumab Resistance in HER2+ Breast Cancer”
Dr. Tesi will discuss Mucin 4 (MUC4) protein and how it predicts trastuzumab resistance in HER2+ breast cancer, the role of soluble tumor necrosis factor (TNF) in MUC4 expression and how INmune Bio’s drug candidate, INB03 works in combination with trastuzumab to reverse resistance in MUC4/HER+ breast cancer.

Targeting Innate Immunity Congress
Monday, September 24 at 3:30 - 6:00 p.m.
Short Course: “Understanding and Modulating Tumor Microenvironment for Immunotherapy”
Dr. Tesi and Dr. Lowdell will instruct an interactive short course on the role of the tumor microenvironment (TME) in immunosuppression. They will discuss strategies to change the immunosuppressive nature of the TME to one that supports immune responses and enhances the impact of tumor immunotherapy. Those who attend will walk away with an understanding of the following:

•	Role of the TME in immunosuppression
•	Checkpoint inhibitor optimization
•	Targeting of regulatory cells
•	Reprogramming of immunosuppressive cells
•	Modulation of chemokines and cytokines in the TME
•	Modification of tumor-reactive lymphocytes to evade the TME

Wednesday, September 25 at 11:40 a.m.
“Myeloid Derived Suppressor Cell (MDSC): The Queen Bee of the Tumor Microenvironment (TME)”
As part of the “Modulating Macrophages in the Tumor Microenvironment” panel, Dr. Tesi will discuss targeting myeloid derived suppressor cells (MDSCs) as an efficient way to reverse tumor microenvironment (TME) immunobiology. His discussion will address the complexity of TME and how it contributes to failure of therapy, as well as understanding how targeting soluble tumor necrosis factor (TNF) offers a solution to the resistance to therapy when part of combination therapy. Dr. Tesi will also discuss the results of the Phase I trial for INmune Bio’s drug candidate, INB03 in patients with advanced cancer.

Wednesday, September 25 at 1:45 p.m.
"What do Tumor Cells do to NK Cells? - Harnessing the Tumor-NK Interaction for Clinical Benefit”
Dr. Lowdell will participate in the “Advancing Innate Cell Therapies to the Clinic” portion of the conference to discuss how relapsed cancer cells evade natural killer (NK) cells, and how priming NK cells could effectively kill these cancer cells. Dr. Lowdell will also discuss INmune Bio’s INKmune™ drug candidate.

About INmune Bio, Inc.
INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms: two products that reengineer the patient’s innate immune system’s response to cancer and one product to treat neuroinflammation that is currently focused on Alzheimer’s disease. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause relapse. INB03 inhibits myeloid-derived suppressor cells (MDSC), which often cause resistance to immunotherapy, such as anti-PD-1 checkpoint inhibitors. XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INBO3 and XPro1595 is still in clinical trials and has not been approved and there cannot be any assurance that it will be approved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO
(858) 964-3720
DMoss@INmuneBio.com

Media Contact:
Antenna Group
Holly Dugan
(201) 465-8019
INmuneBio@AntennaGroup.com